CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 31, 2018, relating to the financial statements and financial highlights of Cboe Vest S&P 500® Buffer Strategy Fund, Cboe Vest S&P 500® Dividend Aristocrats Target Income Fund, Cboe Vest S&P 500® Enhance and Buffer Fund and Cboe Vest S&P 500® Enhanced Growth Strategy Fund, each a series of World Funds Trust, for the year ended October 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
February 28, 2019